PRODUCTION PURCHASE AGREEMENT

This Production Purchase Agreement (the “Agreement”) is entered into this 27 day of January 2010 by and between NaturalShrimp Corporation, a Delaware corporation whose address for notice purposes is 2068 N. Valley Mills Dr., Waco, Texas 76710 (hereafter “Seller”) and Nature’s Prime Organic Farms LLC, a Minnesota corporation, whose address for notice purposes is 2420 Chaska Blvd., Chaska, Minnesota 55318 (hereafter, “Purchaser”).  Each of the parties is herein referred to singularly as a “Party” and collectively as the “Parties.”

Recitals

a.           Seller is a producer and is engaged in the business of growing shrimp in a regulated closed and secure environment on a wholesale and retail basis and desires to sell or have distributed Seller’s shrimp production in a timely manner; and

b.           Purchaser is a purchaser of natural organic foods, which are appropriately certified by applicable governmental agencies as “organic” and desires to acquire Seller’s shrimp production under terms and conditions hereafter set forth.

Agreements

NOW THEREFORE, for and in consideration of the mutual promises and obligations hereafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Minimum Quantities.  Seller will produce, sell and make available to Purchaser and Purchaser will purchase Seller’s shrimp production grown at Seller’s La Coste, Texas facilities and other facilities that may be constructed from time to time (collectively, the “Facilities”).  It is anticipated that the initial shrimp production from the Facilities shall not be less than 500 pounds of shrimp per two-week period (the “Minimum Quantity”).  Upon commencement of the Initial Delivery Date (scheduled for the first week in February 2010), Seller will deliver to Purchaser shrimp production for each two-week period at the Facilities, FOB, La Coste, Texas.  Unless otherwise agreed in writing and annexed here to as an amendment, each pound of shrimp shall consist of approximately 18-25 heads-on shrimp per pound delivered to Purchaser.  In the event that Seller produces shrimp in amounts in excess of the Minimum Quantities, Seller shall sell and deliver the excess production to Purchaser and Purchaser shall accept and pay for (as hereafter set forth) all shrimp production in excess of the Minimum Quantity.

2.           Price/Payment.  The price charged by Seller to Purchaser for each pound of shrimp will be $6.00 per pound.  Purchaser agrees to send a fifty percent deposit on each order maturing for delivery thirty days before scheduled shipment and pay the balance by electronic bank transfer seven days before shipment. If during the initial growing period, Seller has more shrimp available than the Minimum Quantity for the delivery period, Seller shall notify Purchaser of the amount of shrimp in excess of the Minimum Quantity ten (10) days prior to the projected shipment date and Purchaser shall purchase the excess quantity, less amounts received by Seller in advance, by electronic bank transfer.

3. Rolling Grow-Out.  Seller will continue to stock its tanks with new crops of post-larvae shrimp (PLs) so that as one crop matures, is sold and delivered, new crops of shrimp will be available for purchase on a weekly or bi-weekly basis.

4.           Territory.  As long as Purchaser purchases, accepts delivery of and pays for the  shrimp delivered or available for delivery as set forth herein and is not otherwise in default hereof, Purchaser shall have the exclusive right to market, sell and distribute Seller’s shrimp in the following States:  Minnesota, Iowa, Wisconsin, Illinois, North Dakota, South Dakota, Nebraska, Wyoming, Montana and Colorado (the “Territory”).

5.           Term.  Except as otherwise provided herein, this Agreement will commence on the date first set forth above and will continue for a period of twelve (12) months (the “Initial Term”).  The Agreement shall automatically renew for an additional twelve (12) months on the anniversary of this Agreement unless terminated by either Party on sixty (60) days prior written notice (the Subsequent Term”).  Notwithstanding the foregoing, this Agreement may further be terminated by the Parties as follows:

a.           By Seller in the event that Purchaser materially breaches this Agreement or is in default hereunder and such default continues, after written notice and opportunity to cure for a period of thirty (30) days.

b.           By Purchaser in the event that Seller materially breaches this Agreement or is in default hereunder and such default continues, after written notice and opportunity to cure for a period of thirty (30) days.

In the event that the default if of such a nature that same cannot be cured within such thirty (30) day period, the Party receiving the written notice shall not be in default hereunder if such Party commences a cure within such thirty (30) day period and proceeds with due diligence to cure same.

6.           Marketing/Packaging.  Seller’s shrimp production will be private labeled by Purchaser, using Purchaser’s name and logo.  Purchaser is responsible for the content of its labels and packaging and will provide all of such packaging to Seller at no cost or expense to Seller for use by Seller in packaging the shrimp production for delivery to Purchaser.  Purchaser will ensure that all packaging, labels and disclaimers satisfy all state and federal requirements and will defend, save and hold Seller harmless and indemnify Seller of and from any claims or causes action that may arise as a result of mis-labeling any packaging.

7.           Indemnification.  Seller will indemnify, defend and hold harmless Purchaser against any claims, demands, liabilities, damages, losses, actions, judgments, fines, costs, and fees related to or arising out of in any way:  (i) Seller’s negligence, (ii) claims for product liability, product defects, or other such similar claims, if such claims are related to Seller’s actions, statements or representations, (iii) Seller’s violation of any applicable federal, state or local laws, ordinances or regulations, or (iv) Seller’s breach of any of its representations, warranties, duties or obligations in this Agreement.  Purchaser will indemnify, defend and hold harmless Seller from or against any claims, demands, liabilities, damages, losses, actions, judgments, fines, costs, and fees related to or arising out of in any way:  (i) Purchaser’s negligence, (ii) claims for product liability, product defects, or other such similar claims if such claim is related to Purchaser’s labels, actions, statements, or representations, (iii) Purchaser’s violation of any applicable federal, state or local laws, ordinances or regulations including, without limitation claims arising out of labeling or packaging, or (iv) Purchaser’s breach of any of its representations, warranties, duties or obligations in this Agreement.

8.           Notices.  All notices under this Agreement will be written and delivered by the United States mail, postage prepaid, by fax or by FedEx, to the party to be notified.  Such notices will be deemed properly given and addressed if addressed at the addresses specified in this Agreement.

9.           Assignment.  Neither party may assign or transfer this Agreement without the parties’ written consent.  However, either party may assign this Agreement to any related division or a related or successor corporation.

10.           Modification and Waiver.  This Agreement may only be modified in writing, signed by the parties.  The waiver by either party of a default or a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent default or breach.

11.           Compliance with Laws.  Purchaser and Seller will comply with all applicable laws, regulations and ordinances in performing its obligations under this Agreement.

12.           Applicable Law.  The laws of the State of Texas will govern this Agreement, and its validity, interpretation, construction or performance.

13.           Severability.  If any provision of this Agreement is declared to be illegal, invalid or unenforceable, such provision(s) will be severed from this Agreement.  Any illegal, invalid or unenforceable provision will not affect the validity or the enforceability of this Agreement or its remaining provisions. In lieu of such provision, a provision that is as similar in terms to such illegal, invalid or unenforceable provision as may be possible but that is legal, valid or enforceable will be automatically added to this Agreement.

14.           Entire Agreement.  This Agreement contains the entire understanding and agreement of the parties.  There are no other representations, covenants, promises or undertakings other than those in this Agreement.  Neither party is relying upon any representation, covenant, promise or undertaking other than those in this Agreement.  Neither party has been induced into entering into this Agreement by any promise, representation, warranty, covenant, warning or inducement of the other party, except for those in this Agreement.  Each party represents that it has read and understands this Agreement and its terms.  Each party agrees that this Agreement is enforceable against it in accordance with its terms.

Dated and effective as of the date first set forth above.

NATURES PRIME ORGANIC FARMS LLC

/s/ James R. Albrecht,
                                                                                                    By James R. Albrecht
Title Managing Director

NATURALSHRIMP CORPORATION

/s/ Bill G. Williams
By       Bill G. Williams
Title    Chief Executive Officer